Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report relating to the financial statements of Southern Company dated February 25, 2009 (May 8, 2009 as to the effects on the consolidated financial statements of the retrospective application of the provisions of Financial Accounting Standards Board Statement No. 160), relating to the consolidated financial statements of Southern Company (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adoption of a new accounting principle in 2009), appearing in the Current Report on Form 8-K of Southern Company dated May 8, 2009, and our reports dated February 25, 2009, relating to the effectiveness of Southern Company’s internal control over financial reporting and the consolidated financial statement schedule of Southern Company appearing in the Annual Report on Form 10-K of Southern Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

May 8, 2009